Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 16, 2019 (“Effective Date”), by and between Romeo Systems Inc. (“Company”) and Lauren Webb (“Executive”).

The parties agree as follows:

1.	Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.                  Duties.

2.1.	Position. Executive is employed as Chief Financial Officer (“CFO”) to lead the Company’s financial vision, implement financial strategies, and ensure that the financial resources are aligned with the Company’s business needs. Executive shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall faithfully and diligently perform all duties assigned to Executive.

2.2.	Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company and will abide by all applicable policies and decisions made by Company, as well as all applicable federal, state, and local laws, regulations, or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company. Nothing in this Section 2.2 prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs, (ii) serving as an outside director on the board of directors for up to two (2) organizations that are not competitors of the Company, (iii) serving as an advisor for up to three (3) organizations that are not competitors of the Company, provided that, in each case, such activities are not materially inconsistent with Executive’s duties under this Agreement.

2.3.	Work Location. Executive’s principal place of work shall be Romeo’s primary location in the Los Angeles area, currently 4380 Ayers Avenue Vernon CA, 90058.

3.	At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Executive or Company on thirty (30) days’ advance written notice. No representative of Company, other than the President or Chief Executive Officer, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify, or alter this at-will relationship.

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4.                  Severance.

4.1.	Conditions. In order to receive the severance benefits contemplated by this section, Executive must satisfy the following Conditions: (i) Executive executes (and does not revoke) a full and complete general release of all claims that Executive may have against the Company or persons affiliated with the Company in a form provided by the Company without alteration and such release has become effective no later than the 30th day after Executive’s termination (the “Deadline Date”) and (ii) Executive has returned all Company property in Executive’s possession within 10 days following Executive’s termination (“Conditions”).

4.2.	Severance Pay. In the event of an involuntary separation from service during the term of this Agreement, as defined in Treasury Regulation 1.409A-1(n), by the Company for any reason other than Cause, death or disability (an “Involuntary Separation”), provided Executive complies with the Conditions, the Company shall pay Executive severance pay equal to three (3) months’ salary and the Company will continue to pay health benefits (medical, dental, and vision) for Executive and his dependents for twelve (12) months after termination or until Executive notifies Company he no longer needs or wants continued health benefits from the Company (COBRA coverage). Executive agrees to notify the Company within three (3) calendar days of determining COBRA coverage is unnecessary.

4.3.	Cause. For all purposes under this Agreement, “Cause” shall mean:

4.3.1.	any material breach by Executive of any material written agreement between Executive and the Company and Executive’s failure to cure such breach within 30 days after receiving written notice thereof;

4.3.2.	any failure by Executive to comply with the Company’s material written policies or rules as they may be in effect from time to time;

4.3.3.	gross negligence or willful misconduct in connection with the performance of the Executive’s duties;

4.3.4.	Executive’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer and Executive’s failure to cure such condition within 30 days after receiving written notice thereof;

4.3.5.	Executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company;

4.3.6.	Executive’s commission of or participation in an act of fraud against the Company;

4.3.7.	Executive’s intentional material damage to the Company’s business, property or reputation; or

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4.3.8.	Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company.

For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Executive’s death or disability. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment or consulting relationship at any time.

5.                  Compensation.

5.1.	Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of $250,000 per year, less required deductions for state and federal withholding tax, social security, and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company (but no less than monthly). Executive’s salary will be adjusted retroactively to the Effective Date of this Agreement in the event Agreement is executed following such Effective Date.

5.2.	Stock. Executive has been granted options to purchase shares of Company stock under the terms of the Company Stock Plan and, at the discretion of the Company’s Board, may be granted additional options in the future. Such stock will vest equally on the first three anniversaries of employment. Specific details regarding exercise price and vesting commencement date will be determined by the Board and set forth in the Executive’s Stock Option Grant.

5.3.	Performance and Salary Review. The Board will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion.

5.4.	Terms Subject to Compensation Committee Approval. All terms of this Section 5 are subject to review, approval, and change by the Compensation Committee of the Company’s Board of Directors.

6.	Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company subject to the terms and conditions of Company’s benefit plan documents. To the extent Executive and Executive’s dependents are Medicare eligible and elect not to participate in Company’s group healthcare coverage, Company agrees to pay the premiums for the Medicare and supplemental coverage for Executive and Executive’s dependents, as applicable. Company reserves the right to change or eliminate the fringe benefits and the benefit payment on a prospective basis, at any time, effective upon notice to Executive provided that Executive is treated no worse than any other Company executive.

7.	Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than 30 days following submission for reimbursement, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

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8.	Travel Expenses. Company agrees to cover the costs of Executive’s airfare, ground transportation, hotel accommodations, and other expenses related to business travel which shall otherwise comply with Company’s travel expense policy.

9.	No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest (subject to any other activities permitted by Executive pursuant to Section 2.2). Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company within a reasonable period of time after notice.

10.	Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Company’s CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, which is provided with this Agreement and incorporated herein by reference.

11.	Arbitration. To ensure rapid and economical resolution of any disputes regarding this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration in Los Angeles, CA conducted under the Judicial Arbitration and Mediation Service (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law.

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Moreover, nothing in this arbitration agreement prohibits or restricts Executive from communicating with, filing an administrative claim or charge with, or providing testimony to any governmental entity about any actual or potential violation of law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

12.              General Provisions.

12.1.	Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2.	Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3.	Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4.	Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5.	Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

13.	Entire Agreement. This Agreement, including the Company’s CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT incorporated herein by reference and the Plan and related option documents described in subsection 5.2 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

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14.	Amendment. This agreement may be amended or modified only with the written consent of Executive and an authorized representative or designee of the Board of Directors of Company. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.

15.	THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	10/3/2019	/s/ Lauren Webb
Lauren Webb

Romeo Systems, Inc.

Dated:	10/3/2019	By:	/s/ Michael Patterson
Michael Patterson
Chief Executive Officer

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